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S&P 500(R) Index Linked Enhanced Participation Securities due November 30, 2010
Large Cap Domestic Equities |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of October 2, 2009

CUSIP:                        2515A0 VD 2

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             13 Months

Index:                        S&P 500(R) Index

Index Starting Level:         Official closing level of the Index on the Trade
                              Date

Index Ending Level:           Official closing level of the Index on the Final
                              Valuation Date

Index Return:                 Index Ending Level - Index Starting Level
                              -----------------------------------------
                                       Index Starting Level

                              (subject to the Index Return Cap)

Participation Rate:           200%

Index Return Cap:             9.25% - 10.75%  (TBD on Trade Date)

Maximum Return:               18.50% - 21.50% (TBD on Trade Date)

Payment at Maturity:          If the Index Ending Level:

                              (a) is greater than the Index Starting Level, a
                              cash payment equal to the Index Return, which is
                              subject to the Index Return Cap, multiplied by
                              the Participation Rate. Accordingly, subject to
                              the Maximum Return, the Payment at Maturity will
                              be: $1,000 + ($1,000 x Index Return x
                              Participation Rate); OR

                              (b) is equal to the Index Starting Level, a cash
                              payment equal to $1,000.00 per $1,000 Face Amount
                              of securities.

                              (c) is less than the Index Starting Level, the
                              Payment at Maturity will be $1,000 + [$1,000 x
                              (Index Return)].

Agents:                       Deutsche Bank Securities Inc. and Deutsche Bank
                              Trust Company Americas

Discounts and                 The securities will initially be distributed
Commissions:                  through Deutsche Bank Securities Inc. ("DBSI"),
                              its affiliates and/or certain other affiliated or
                              unaffiliated brokers (collectively, the
                              "Brokers"). DBSI will receive a selling concession
                              of up to 0.933% or $9.33 per $1,000 Face Amount of
                              securities. DBSI may pay referral fees to other
                              Brokers of up to 0.50% or $5.00 per $1,000 Face
                              Amount of securities and may additionally pay fees
                              of up to 0.433% or $4.33 per $1,000 Face Amount of
                              securities to certain other Brokers. Deutsche Bank
                              AG will reimburse DBSI for such fees. The agents
                              for this offering are affiliates of ours. For more
                              information see "Supplemental Underwriting
                              Information (Conflicts of Interest)" in term sheet
                              No. 745B

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                         Best Case Scenario at Maturity
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If the Index Return is positive, investors will receive 200% of the performance of the Index Return at maturity, subject to an Index Return Cap of between 9.25%
and 10.75% (TBD on Trade Date) for a Maximum Return of between 18.50% and 21.50%
(TBD on Trade Date).
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                         Worst Case Scenario at Maturity
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If the Index Ending Level is lower than the Index Starting Level, an investment in the securities will decline by 1% for every 1% decline in the Index. The maximum loss on an investment is 100%.
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                                    Benefits
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|X|  U.S. equity index exposure and upside leverage, subject to the Index Return
     Cap
|X|  200% of the positive Index Return up to the Index Return Cap
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                                      Risks
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|X|  Because the securities do not offer principal protection of your initial investment and the return of the securities is linked to the performance of the Index, you may lose up to 100% of your initial investment

|X|  Return on the securities is limited by the Index Return Cap, and you will not benefit from any appreciation of the Index beyond the Index Return Cap

|X|  Return on the securities is linked to the value of the Index without taking into consideration the value of dividends paid on the component stocks of the Index

|X|  An investment in the securities is subject to the credit of the Issuer
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                                 Important Dates
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        Offering Period:...............October 2, 2009 - October 27, 2009
        Trade Date:......................................October 27, 2009
        Settlement Date:................................October 30, 20009
        Final Valuation Date:...........................November 24, 2010
        Maturity Date:......................November 30, 2010 (13 Months)
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                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                          Dated October 2, 2009 R-5817-1 (08/08)
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 NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE * NO BANK GUARANTEE NOT A
             DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY
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Enhanced Participation Securities Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Participation Rate of 200% and an Index Return Cap of 10.00%, corresponding to a Maximum Return of 20.00%)
Change in Index (%)	Index Return (%)	Security Return (%)	Payment at Maturity (per $1,000 invested)
30.00%	10.00%	20.00%	$1,200.00
20.00%	10.00%	20.00%	$1,200.00
15.00%	10.00%	20.00%	$1,200.00
10.00%	10.00%	20.00%	$1,200.00
5.00%	5.00%	10.00%	$1,100.00
0.00%	0.00%	0.00%	$1,000.00
-5.00%	-5.00%	-5.00%	$950.00
-10.00%	-10.00%	-10.00%	$900.00
-15.00%	-15.00%	-15.00%	$850.00
-30.00%	-30.00%	-30.00%	$700.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment per $1,000 Face Amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index performance is positive or negative.

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX RETURN CAP — The Index Return cannot exceed the Index Return Cap of between 9.25% and 10.75% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,185.00 and $1,215.00 (to be determined on the Trade Date) for each $1,000.00 Face Amount of the securities you hold, regardless of any increase in the Index beyond the Index Return Cap.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the securities or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the level of the Index or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

COUNTERPARTY RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service, or a court might not agree with the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 745B and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus, term sheet No. 745B and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

DWS Structured Products    1.866.637.9185    www.dws-sp.com